  EXHIBIT 23.1

To Whom It May Concern:

We hereby consent to the use in the registration statement of Golden Star Enterprises LTD on Form S-1, filed on or about September 15, 2022, of our Report of Independent Registered Public Accounting Firm, dated May 24, 2022, on the consolidated balance sheet of Golden Star Enterprises LTD as of December 31, 2021 and 2020, and the related consolidated statements of operations and changes in consolidated stockholders equity (deficit) and consolidated cash flows for the years then ended and the related notes, which appear in the Form S-1.

/s/ Pinnacle Accountancy Group of Utah

Pinnacle Accountancy Group of Utah

(a dba of Heaton & Company, PLLC)

Farmington, UT

September 15, 2022